News Release

Tutor Perini Announces Executive Promotion

Sylmar, California – (BUSINESS WIRE) – February 13, 2015 – Tutor Perini Corporation (NYSE: TPC), a leading civil and building construction company, today announced that, at the recommendation of its Chairman and CEO, Ronald Tutor, and approval by the Company’s Board of Directors, James (“Jack”) A. Frost has been promoted to the role of President and Chief Operating Officer. Mr. Frost has been with Tutor Perini for more than 25 years, originally joining the Company’s predecessor, Tutor-Saliba Corp., in 1988. Over the course of his career, he has gained extensive executive leadership experience in construction management and operations, overseeing numerous building and civil construction projects. Since 2008, Mr. Frost has served as Executive Vice President and CEO of Tutor Perini’s Civil Group.

“Jack has worked closely with me since the early 1990s, serving as a key executive building several of the Company’s largest and most difficult projects. He has done an outstanding job in leading the growth of Tutor Perini’s Civil group, our fastest growing and most profitable segment. I am pleased to promote Jack to his new position and have full confidence in his ability to provide broader leadership to drive continued growth and profitability,” said Tutor.

In addition, Mr. Frost has been elected to the Company’s Board of Directors, replacing former President, Robert Band, who has resigned from the Board and will continue to serve with the Company as Executive Vice President, Perini Management Services.

About Tutor Perini Corporation

Tutor Perini Corporation is a leading civil and building construction company offering diversified general contracting and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

Contact:

Tutor Perini Corporation
Jorge Casado, 818-362-8391
Vice President, Investor Relations and Corporate Communications

www.tutorperini.com